EXHIBIT 99.1



       MILACRON
--------------------------
MANUFACTURING TECHNOLOGIES                                        NEWS RELEASE

CONTACT: AL BEAUPRE (513) 487-5918


               NYSE ACCEPTS MILACRON'S RELIANCE ON AN EXCEPTION
                        TO SHAREHOLDER APPROVAL POLICY

CINCINNATI, OHIO, March 2, 2004...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, today announced that the audit committee of its board of directors has approved the use of an exception to the New York Stock Exchange's shareholder approval policy so that the company could possibly issue a number of shares of common stock, and/or securities that are convertible or exercisable into a number of shares of common stock, equal to or in excess of 20% of the 34,877,937 million shares of Milacron common stock currently outstanding. These shares would be issued in the event the company negotiates a refinancing plan prior to March 15 to satisfy its debt maturities and replace its receivables securitization program, which recently was extended to March 12.

On March 15, 2004, $115 million in principal amount of the company's senior notes and approximately $54 million of the company's indebtedness under its revolving credit facility are due to mature. As Milacron does not have sufficient cash to satisfy these maturities, it continues to hold discussions with both current and prospective lenders and investors with respect to meeting these obligations as well as replacing the receivables program. Many of the alternatives under discussion would involve the issuance by March 15 of a number of shares of common stock, or securities convertible or exercisable into a number of shares of common stock, in excess of 20% of currently outstanding shares, which would normally require shareholder approval according to NYSE policy. That policy, however, provides for an exception in situations where a delay resulting from securing shareholder approval would seriously jeopardize the financial viability of the company. With insufficient time to obtain shareholder approval by March 15, Milacron's audit committee, having determined the delay would seriously jeopardize the company's financial viability, has approved use of the exception. The NYSE has accepted the company's reliance on the exception.

Milacron is mailing a letter to all shareholders notifying them of its intention to possibly issue the shares without seeking their approval. Ten days after the notice is mailed, if a transaction has been agreed to, the company may proceed to issue up to 15,122,063 million shares of common stock and/or securities that are convertible or exercisable into such number of shares of common stock, consisting of 4,729,151 treasury shares and 10,392,912 previously authorized but unissued shares. The potential transactions currently being discussed would likely require the eventual issuance of further additional shares. If Milacron issues additional shares (or securities convertible or exercisable for additional shares), beyond the initial 15,122,063 shares, Milacron would seek shareholder approval secured in due course to increase the number of shares of common stock authorized for issuance under the company's certificate of incorporation and for the issuance of such securities. At this point in time, it is unclear how many additional shares of common

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stock (or securities convertible or exercisable for additional shares) would be issued in connection with any comprehensive refinancing plan pursuant to an agreement that would provide for the required funds by March 15. Milacron can make no assurances that it will reach an agreement or enter into a transaction to provide the necessary funds by March 15.


The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the Company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

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